Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA

In Thousands

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of net earnings (loss) to EBITDA:
Net earnings (loss)	$768	$(516)	$1,873	$(706)
Income tax expense (benefit)	228	(222)	842	(38)
Earnings (loss) before income taxes	996	(738)	2,715	(744)
Interest expense	223	375	1,160	1,687
Depreciation	2,022	2,364	8,375	9,128
EBITDA	$3,241	$2,001	$12,250	$10,071

We define EBITDA as earnings (loss) before interest, taxes, depreciation and amortization.  EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding our ability to service debt.  EBITDA should not be construed as an alternative to net earnings (loss) (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with accounting principles generally accepted in the United States of America. Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.